Exhibit 99.1

  Camden National Corporation Announces a 9.1% Increase in First Quarter 2007
                           Earnings Per Share Results

     CAMDEN, Maine--(BUSINESS WIRE)--April 24, 2007--Robert W. Daigle, president and Chief Executive Officer of Camden National Corporation (AMEX: CAC; the "Company"), today announced first quarter 2007 earnings per diluted share of $0.72, up 9.1% from $0.66 per diluted share for the first quarter of 2006, which reflects the favorable impact of the Company's stock repurchase completed in the second quarter of 2006. For the three months ended March 31, 2007, the returns on average equity and average assets were 18.01% and 1.11%, compared to 15.48% and 1.18%, respectively, for the three months ended March 31, 2006.

     Net income for the first quarter of 2007 was $4.8 million, a 3.1% decrease from $4.9 million reported for the first quarter of 2006. The decline was primarily due to decreased net interest income, which was impacted by higher funding costs and the trust preferred interest expense.

     Daigle commented, "Consistent with previous quarters, the challenges we face are from a tightening margin resulting from the flat to inverted yield curve, and irrational competitive pricing and structure on commercial loans. We are encouraged by improvements in our asset quality and the traction we are gaining with our core deposit initiatives."

     The Company's total assets at March 31, 2007 were $1.7 billion, an increase of $4.1 million over total assets at March 31, 2006. Investments increased $19.2 million to $435.6 million at March 31, 2007, while total loans at March 31, 2007 were $1.2 billion, down $12.2 million compared to total loans at March 31, 2006. Total deposits of $1.2 billion at March 31, 2007 declined $14.9 million over the same period a year ago. Core deposits (total deposits excluding brokered certificates of deposit) of $1.0 billion at March 31, 2007 increased $72.8 million over the same period a year ago.

     Net interest income for the first quarter of 2007 decreased 12.4% to $12.4 million, compared to $14.2 million for same period of 2006. The combination of the flat yield curve and increased interest costs continued to compress the net interest margin. Interest expense during the first quarter of 2007 included $587,000 of interest on the trust preferred securities, which were issued in the second quarter of 2006 to support the Dutch Auction tender offer, and decreased the net interest margin 15 basis points. The net interest margin was 3.07% for the first three months of 2007 versus 3.63% for the same period of 2006.

     During the first quarter of 2007, the Company provided $100,000 to the allowance for loan and lease losses ("ALLL") compared to $552,000 for the same quarter of 2006. The decline in the provision to the ALLL was a result of an improvement in non-performing loans as a percentage of total loans, which at 0.66% at March 31, 2007, compared favorably to 0.71% at March 31, 2006, and an overall decline in outstanding loan balances quarter-on-quarter. The ALLL was 1.24% of total loans outstanding at March 31, 2007, compared to 1.21% of loans outstanding on the same date in 2006.

     Non-interest income of $3.0 million for the quarter ended March 31, 2007 was up 9.5% from the same quarter a year ago. This was primarily the result of an increase in income from fiduciary services at Acadia Trust, N.A. and brokerage and insurance commission income at Acadia Financial Consultants.

     Non-interest expense for the first quarter of 2007 was $8.6 million, a decrease of $647,000, or 7.0%, over the same quarter in the prior year, as the Company recorded a $645,000 charge in 2006 resulting from the Steamship Navigation et al litigation. The Company's efficiency ratio (non-interest expense/net interest income and non-interest income) for the quarter ended March 31, 2007 was 55.31%, compared to 54.25% for the first quarter of 2006.

     At March 31, 2007, the Company's total risk-based capital ratio of 13.22% and tier 1 capital ratio of 11.97% compared favorably to the minimum ratios of 10.0% and 6.0%, respectively, required by the Federal Reserve for a bank holding company to be considered "well capitalized."

     The Company reported earlier that the Board of Directors approved a dividend of $0.24 per share, payable on April 30, 2007 for shareholders of record on April 16, 2007. At the end of the first quarter of 2007, the price of Camden National Corporation stock closed at $43.40 per share, an increase of $5.00, or 13.0%, above the closing price of $38.40 at March 31, 2006.

     "As this adverse environment persists, we will continue to focus on banking fundamentals and sound operating discipline," Daigle noted in concluding his remarks.

     Camden National Corporation, a 2006 Best Places to Work in Maine company headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) and the Russell 2000(R) under the symbol CAC, is the holding company for a family of two financial services companies, including: Camden National Bank (CNB), a full-service community bank with 27 banking offices serving coastal, western, central and eastern Maine, and recipient of the Governor's Award for Business Excellence in 2002, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

     This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

     Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

     These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.


                     Camden National Corporation
                (In thousands, except per share data)

                                   March 31,   March 31,  December 31,
                                     2007        2006         2006
                                  ----------- ----------- ------------
Balance Sheet Data
Assets                            $1,740,762  $1,736,627  $ 1,769,886
Loans                              1,200,257   1,212,498    1,218,129
Allowance for Loan and Lease
 Losses                               14,873      14,639       14,933
Investments                          435,594     416,360      444,093
Deposits (1)                       1,189,364   1,204,266    1,185,801
Borrowings                           422,976     385,493      437,364
Shareholders' Equity                 112,263     131,493      107,052

Tier 1 Leverage Capital Ratio           7.88%       7.31%        7.63%
Tier 1 Risk-based Capital Ratio        11.97%      10.58%       11.29%
Total Risk-based Capital Ratio         13.22%      11.83%       12.73%

Allowance for loan and lease
 losses to total loans                  1.24%       1.21%        1.23%
Non-performing loans to total
 loans                                  0.66%       0.71%        1.12%
Return on average equity               18.01%      15.48%       18.40%
Return on average assets                1.11%       1.18%        1.17%
Tangible book value per share (2) $    16.20  $    16.71  $     15.40


                                    Three Months Ended
                                   3/31/2007   3/31/2006
                                  ----------- -----------
Income Statement Data
Interest income                   $   26,989  $   25,396
Interest expense                      14,547      11,194
                                  ----------- -----------
Net interest income                   12,442      14,202
Provision for loan and lease
 losses                                  100         552
                                  ----------- -----------
Net Interest income after
 provision for loan and lease
 losses                               12,342      13,650
Non-interest income                    3,044       2,779
Non-interest expense                   8,565       9,212
                                  ----------- -----------
Income before income taxes             6,821       7,217
Income taxes                           2,039       2,280
                                  ----------- -----------
Net income                        $    4,782  $    4,937
                                  =========== ===========

Efficiency ratio (3)                   55.31%      54.25%

Per Share Data
Basic earnings per share          $     0.72  $     0.66
Diluted earnings per share              0.72        0.66
Weighted average shares
 outstanding                       6,621,407   7,523,982

(1) Core deposits, which exclude brokered deposits, were $1.029 billion at March 31, 2007, an increase of 7.6% over core deposits of $956.3 million at March 31, 2006.
(2) Computed by dividing total shareholders' equity less goodwill and core deposit intangible by the number of common shares outstanding.
(3) Computed by dividing non-interest expense by the sum of net interest income and non-interest income.


     CONTACT: Camden National Corporation
              Suzanne Brightbill, 207-230-2120
              Public Relations Officer
              sbrightbill@camdennational.com